Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE
Contact:

Kevin P. McCarty                                                       Kellen Davison
Director of Investor Relations                                  Public Relations Manager
Intermec, Inc.                                                               Intermec, Inc.
425-265-2472                                                                425-265-2172
kevin.mccarty@intermec.com                                   kellen.davison@intermec.com

INTERMEC REVISES Q2’08 REVENUE GUIDANCE & ANNOUNCES PLANS TO STREAMLINE ITS GLOBAL SUPPLY CHAIN OPERATIONS

EVERETT, Wash. – July 10, 2008 – Intermec (NYSE:IN) today revises revenue guidance for its second quarter of fiscal year 2008, which ended June 29, 2008. Intermec expects revenue to be in a range of $216 million to $218 million for the second quarter of fiscal year 2008. This compares with earlier guidance of $227 million to $232 million and compares to second quarter fiscal year 2007 revenues of $210 million. This revision compared to the Company’s previously stated guidance is primarily attributed to certain enterprise level projects that were deferred into future periods. Intermec is scheduled to release its full financial results on July 31, 2008.

Further the Company announced its plan to relocate the final assembly of its product lines from Everett, WA to Venture Corporation Limited (SGX: VENM.SI), a global electronics services provider. The Company also will consolidate two U.S. service depots to existing locations in Charlotte, NC and Monterey, Mexico, and transfer its on-site field service repair to a third party supplier.  This plan will be implemented over the next 9 – 12 months and will reduce the Company’s workforce by approximately 260 employees.

These actions are consistent with the Company’s previously announced strategy to improve its gross margins, by simplifying and streamlining its own global supply chain while serving its customers and partners in a more responsive and efficient manner.

“Our global supply chain strategy is intended to drive productivity, efficiency and gross margin expansion,” said Patrick J. Byrne, President and CEO.  “This plan should help us optimize our manufacturing, assembly and service operations while providing meaningful reductions to our cost structure.”

The total restructuring costs are expected to be in a pre-tax range of $7.5 million to $9.0 million, including employee termination costs of approximately $3.5 million, $0.5 million of non-cash asset impairment and $3.5 million to $5.0 million of other transitional costs. We expect to record approximately $6.0 million to $7.0 million of this restructuring charge in the second half of 2008, and expect that the balance will be recorded in 2009. We anticipate that all of the severance related, and periodic transitional costs will be cash expenditures.

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.